Exhibit 1.2

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Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

Calamos Investments Selects CDC Software’s Pivotal CRM Application

Leading Financial Services and Investment Management Firm Deploys Pivotal CRM to Improve
Collaboration, Optimize Efficiency and Enhance Customer Service

ATLANTA – Jan. 09, 2007— CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that Calamos Investments has chosen and successfully deployed the Pivotal Customer Relationship Management (CRM) suite of software applications to enhance interdepartmental collaboration, promote maximum cross-selling and up-selling, and support superior customer service.

Calamos Investments provides investment management services to major corporations, public and private institutions, pension funds, insurance companies, as well as to financial advisors and their clients.
Calamos Investments wanted to replace a CRM system that had been acquired and sunset, and sought a system that would help support its rapid growth. Additional requirements for the new CRM system included multiple distribution channels, company and client-centric contacts, ability to configure contacts as individuals and teams, and finally enhance internal communications. Calamos also needed the ability to track its contacts activities and opportunities separately. The company also chose Pivotal CRM because its out-of-the-box solution was most closely aligned with its financial services business model and technical requirements.
Calamos has over 100 internal and 20 mobile users using the Pivotal CRM application and plans to increase those numbers in the future. Users include executive management, regional sales teams, client relationship managers, institutional services, private client group, client services and marketing staff. With the Pivotal CRM solution, Calamos can now:

•	Achieve a 360-degree view of the client to uncover new opportunities and deliver better-targeted service

•	Increase data accuracy and accessibility with a single shared repository of client information

•	Allow cross-functional account servicing and broader collaboration between departments

•	Accelerate and streamline time-intensive multi-step processes such as account openings with structured workflows

•	Increase client satisfaction by delivering exceptional, personalized client experiences using efficient tools that lower service costs

“We evaluated a wide variety of CRM alternatives, including open source and on-demand,” said Carolyn Stuart, vice president and head of business analysis for Calamos Investments. “Through this extensive review process, we determined that the other CRM solutions could not effectively support our financial services industry requirements nor could they be easily tailored to match our unique business practices. In the end, we chose Pivotal CRM because of its focus in the financial services industry and its reputation for success earned with many of our peer companies. Pivotal CRM is now a core system for us that has been quickly tailored to model the business practices that make us unique in the industry. We have seen tremendous user adoption and are very pleased with the results so far.”

“We are very pleased to be working with Calamos Investments,” said Jason Rushforth, global vice president, Financial Services CDC Software. “Forward-thinking financial services firms such as Calamos Investments are looking for strategic client relationship management to help them differentiate their offerings and build client loyalty in a competitive market. “Pivotal CRM for Financial Services offers industry-specific functionality and puts critical relationships at the core of organizational strategy in a way that fits the unique business processes of financial services firms.”

About Calamos Asset Management, Inc.
Calamos Asset Management, Inc. (Nasdaq: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit http://www.calamos.com.

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross Enterprise — ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal CRM to address the needs of financial services clients such as the ability improve efficiencies, improve customer service, drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services industry; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies in the financial services industry; demand for and market acceptance of new and existing CRM solutions,; development of new functionalities which would allow financial services companies to compete more effectively and changes in the type of information required to compete in the financial services industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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